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                                                                EXHIBIT 99.1

                                                          FOR IMMEDIATE RELEASE


                       CARIBINER INTERNATIONAL ACQUIRES
                                LIGHTHOUSE LTD.

   -- Acquisition Strengthens Company's Midwestern Presence Significantly --


                  NEW YORK, June 6, 1996 -- Caribiner International, Inc. (NYSE:
       CWC) today announced that it has acquired substantially all of the assets of Lighthouse LTD., a leading midwestern business communications services company, in a cash and stock transaction valued at $6.25 million. Additional terms of the transaction were not disclosed. Lighthouse reported revenue of approximately $10 million in their last fiscal year.

                  Commenting on the announcement, Raymond S. Ingleby, Chairman and Chief Executive Officer, stated, "The Lighthouse purchase brings us closer to achieving our goal of being number one in each of our markets and marks our eighth domestic acquisition over the past two and a half years. Caribiner already has a dominant presence in the midwest which is a leading growth area for business communications outsourcing. Headquartered in Rolling Meadows, Illinois, Lighthouse will greatly enhance and expand our midwestern capabilities. Our combined operational platform will provide us with an unprecedented competitive advantage, both in the Chicago marketplace and in our accelerated outreach expansion to other cities in the region.

       Mr. Ingleby continued, "Lighthouse is a particularly good fit for Caribiner. Operating synergies should result from new client additions, existing client service development, non-meetings related services growth and cost efficiencies. Eight of Lighthouse's top-ten clients are new relationships for Caribiner while others are current clients that will benefit from our consolidated services. In addition, Lighthouse brings strong focus in the non-meetings related business which should fortify Caribiner's ongoing efforts to diversify into training interactive technologies areas, education and corporate communications."

                  With a twenty year reputation for superior client service, Lighthouse LTD. has provided its diverse client base with communications programs utilizing a full range of high-tech production tools for use in trade shows and point-of-purchase displays, corporate events and meetings, sales promotions, corporate image programs, training and other projects.

                  Caribiner International, Inc. is a leading national producer of meetings, events, training programs and related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices in Atlanta, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, New York, San Francisco and White Plains
       (NY).

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                  Caribiner International, Inc. is listed on The New York Stock
       Exchange and trades under the symbol CWC.

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For further information, contact:

Arthur Dignam                                     Diana Brainerd/Chris Plunkett
Chief Financial Officer                           Brainerd Communicators, Inc.
212-541-5300                                      212-986-6667


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